The Board of Directors
Analysis & Technology, Inc.:


We consent to incorporation by reference in the registration statement on Form S-8 of Analysis & Technology, Inc. of our report dated May 2, 1997, relating to the consolidated balance sheets of Analysis & Technology, Inc. and Subsidiaries as of March 31, 1997 and 1996, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the years in the three-year period ended March 31, 1997, which report is incorporated by reference in the March 31, 1997 annual report on Form 10-K of Analysis & Technology, Inc.


                                   /s/ KPMG Peat Marwick LLP

Providence, Rhode Island
January 20, 1998